Exhibit 99.1

Mistras Group, Inc. Strong 3rd Quarter Results Demonstrate Continued Growth in Revenues and Profits.

Revenues Up 23%, Adjusted EBITDA* Up 61%, Net Income Triples.

PRINCETON JUNCTION, N.J., April 12, 2011 (GLOBE NEWSWIRE) — Mistras Group, Inc. (NYSE:MG - News), a leading “one source” global provider of technology-enabled asset protection solutions, today reported financial results for its fiscal third quarter ending February 28, 2011. Revenue for the third quarter of fiscal 2011 was $79.2 million, an increase of $14.9 million, or 23%, compared to $64.4 million reported in the third quarter of fiscal 2010. Adjusted EBITDA*, a non-GAAP measure detailed later in this release, increased 61% to $10.5 million in the third quarter of fiscal 2011 versus $6.5 million in the third quarter of fiscal 2010. Net income for the third quarter of fiscal 2011 tripled to $2.4 million, or $0.09 per diluted share, versus $0.8 million, or $0.03 per diluted share, in the third quarter of fiscal 2010.

Revenue growth of 23% in the fiscal third quarter was driven by organic growth of 17% and acquisition growth of 6% with minimal impact from movements in foreign currency. During the third quarter of fiscal 2011, the Company achieved revenue growth across all of its segments, including gains of 26% in the Services segment, 14% in the Products and Systems segment and 7% in the International segment.

Additional Financial Highlights for the 3 month and 9 month periods:

•	Revenue grew 23% in the first nine months of fiscal 2011 to $236.5 million, up from $192.3 million in the first nine months of fiscal 2010.
•	Adjusted EBITDA*, a non-GAAP measure detailed later in this release, grew 35% to $34.9 million in the first nine months of fiscal 2011 versus $25.8 million in the first nine months of fiscal 2010.
•	Adjusted EBITDA* as a percentage of revenue increased 130 basis points in the first 9 months of fiscal 2011 to approximately 15%.
•	Net income grew 89% for the first nine months of fiscal 2011 to $9.7 million, or $0.36 per diluted share, up from $5.2 million or $0.21 per diluted share in the first nine months of fiscal 2010.
•
The Company generated $21.4 million in net cash from operating activities in the first nine months of fiscal 2011, versus $12.4 million in the first nine months of fiscal 2010, representing an increase of 73%.

•	Gross profit as a percentage of revenue, or gross profit margin, was up in both the third quarter (110 basis points) and first nine months (10 basis points) of fiscal 2011 versus prior year.

Chairman and Chief Executive Officer, Dr. Sotirios J. Vahaviolos stated that “We are very pleased with the financial results for the third quarter, which is historically one of our softer quarters. Consistent, sustained revenue and EBITDA growth has helped us drive our operating leverage, generate more cash from operations and improve our G&A expenses as a percentage of revenues. Once again, our “one source” asset protection solution model has demonstrated its ability to significantly improve results over the prior year as it will be moving forward.”

Business Outlook for Fiscal 2011

The Company is forecasting continued double digit growth in Revenues and Adjusted EBITDA* for the remainder of Fiscal 2011. The Company is affirming its previously issued guidance and projects its fiscal 2011 revenues to be above the midpoint of the range of $310 million to $340 million and Adjusted EBITDA* to be above the midpoint of the range of $45 million to $50 million. Mistras does not provide specific guidance for individual quarters, but will reaffirm or update its annual guidance at least quarterly.

Conference Call to Discuss Third Quarter Results

Mistras will have a conference call on Wednesday, April 13th, 2011 at 9:00 am Eastern Time to discuss its results for the third quarter of fiscal year 2011. The call will be broadcast over the Web and can be accessed on Mistras’ Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may call (800) 510-9834 and use confirmation code 64642932 when prompted. The International number is (617) 614-3669. Those who wish to listen to the call later can access an archived copy of the conference call at the Mistras Website.

About Mistras Group, Inc.

Mistras offers one of the broadest “one source” services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

Mistras uniquely combines its industry leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity (“MI”) and non-destructive testing (“NDT”) services; and its proprietary world class data warehousing and analysis software - to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company’s website at www.mistrasgroup.com or contact Frank Joyce, Chief Financial Officer at 609-716-4103.

Forward-Looking and Cautionary Statements

Certain statements made in this press release are “forward-looking statements” about Mistras’ financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position. These forward-looking statements generally use words such as “future,” “possible,” “potential,” “targeted,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “will,” “may,” “should,” “could,” “would” and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 17, 2010. The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.

* Use of Non-GAAP Measures

The term “Adjusted EBITDA” is a financial measurement not calculated in accordance with U.S. generally accepted accounting principles. The Company believes that investors and other users of the financial statements benefit from the presentation of Adjusted EBITDA because it provides an additional metric to compare the Company’s operating performance on a consistent basis and measures underlying trends and results of the Company’s business. An explanation of Adjusted EBITDA and a reconciliation of this to a financial measurement under GAAP are set forth in a table attached to this press release.

Mistras Group, Inc.
Unaudited Consolidated Balance Sheets
(in thousands, except share data)

	February 28, 2011	May 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$6,560	$16,037
Accounts receivable, net	62,290	54,721
Inventories, net	10,285	8,736
Deferred income taxes	2,271	2,189
Prepaid expenses and other current assets	5,622	5,292
Total current assets	87,028	86,975
Property, plant and equipment, net	46,322	39,981
Intangible assets, net	19,317	16,088
Goodwill	53,442	44,315
Other assets	896	1,273
Total assets	$207,005	$188,632

LIABILITIES, PREFERRED STOCK AND EQUITY
Current liabilities
Current portion of long-term debt	$4,769	$6,303
Current portion of capital lease obligations	5,997	5,370
Accounts payable	4,733	4,640
Accrued expenses and other current liabilities	22,288	20,090
Income taxes payable	2,212	3,281
Total current liabilities	39,999	39,684
Long-term debt, net of current portion	9,793	5,691
Obligations under capital leases, net of current portion	8,676	9,199
Deferred income taxes	3,526	2,087
Other long-term liabilities	1,058	1,417
Total liabilities	63,052	58,078

Commitments and contingencies
Preferred stock, 10,000,000 shares authorized	—	—
Equity
Common stock, $0.01 par value, 200,000,000 shares authorized, 26,670,181 and 26,663,528 shares issued and outstanding as of February 28, 2011 and May 31, 2010, respectively	267	267
Additional paid-in capital	164,764	162,054
Accumulated deficit	(20,735)	(30,448)
Accumulated other comprehensive loss	(707)	(1,587)
Total Mistras Group, Inc. stockholders’ equity	143,589	130,286
Noncontrolling interest	364	268
Total equity	143,953	130,554
Total liabilities, preferred stock and equity	$207,005	$188,632

Mistras Group, Inc.
Unaudited Consolidated Statement of Operations
(in thousands, except per share data)

	Three months ended February 28,		Nine months ended February 28,
	2011	2010	2011	2010
Revenues:
Services	$72,411	$57,966	$216,616	$176,484
Products	6,802	6,390	19,844	15,860
Total revenues	79,213	64,356	236,460	192,344
Cost of Revenues:
Cost of services	50,696	41,641	147,754	120,516
Cost of goods sold	2,460	2,343	7,804	6,184
Depreciation of services	3,307	2,547	9,252	7,262
Depreciation of products	153	198	467	589
Total cost of revenues	56,616	46,729	165,277	134,551
Gross profit	22,597	17,627	71,183	57,793
Selling, general and administrative expenses	16,005	14,110	47,099	40,929
Research and engineering	514	586	1,638	1,518
Depreciation and amortization	1,385	1,299	3,889	3,558
Legal reserve	—	—	351	(297)
Income from operations	4,693	1,632	18,206	12,085
Other expenses
Interest expense	596	744	1,957	2,825
Loss on extinguishment of long-term debt	—	—	—	387
Income before provision for income taxes and noncontrolling interest	4,097	888	16,249	8,873
Provision for income taxes	1,690	123	6,562	3,692
Net income	2,407	765	9,687	5,181
Net loss (income) attributable to noncontrolling interests, net of taxes	36	9	26	(30)
Net income attributable to Mistras Group, Inc.	2,443	774	9,713	5,151
Accretion of preferred stock	—	—	—	6,499
Net income attributable to common shareholders	$2,443	$774	$9,713	$11,650
Earnings per common share:
Basic	$0.09	$0.03	$0.36	$0.58
Diluted	$0.09	$0.03	$0.36	$0.21
Weighted average common shares outstanding:
Basic	26,667	26,469	26,665	20,103
Diluted	26,919	27,764	26,824	24,511

Mistras Group, Inc.
Unaudited Operating Data by Segment
(in thousands)

	Three months ended February 28,		Nine months ended February 28,
	2011	2010	2011	2010

Revenues
Services	$66,708	$52,912	$198,098	$159,552
Products and Systems	5,436	4,768	15,974	13,137
International	8,671	8,092	27,062	23,322
Corporate and eliminations	(1,602)	(1,416)	(4,674)	(3,667)
	$79,213	$64,356	$236,460	$192,344

	Three months ended February 28,		Nine months ended February 28,
	2011	2010	2011	2010

Gross profit
Services	$16,650	$11,898	$53,404	$41,831
Products and Systems	3,049	2,711	8,440	7,217
International	2,935	3,222	9,466	9,212
Corporate and eliminations	(37)	(204)	(127)	(467)
	$22,597	$17,627	$71,183	$57,793

Mistras Group, Inc.
Unaudited Reconciliation of
Net Income Attributable to Mistras Group, Inc. to EBITDA and Adjusted EBITDA
(in thousands)

	Three months ended February 28,		Nine months ended February 28,
	2011	2010	2011	2010
EBITDA and Adjusted EBITDA data
Net income attributable to Mistras Group, Inc.	$2,443	$774	$9,713	$5,151
Interest expense	596	744	1,957	2,825
Provision for income taxes	1,690	123	6,562	3,692
Depreciation and amortization	4,845	4,044	13,608	11,409
EBITDA	$9,574	$5,685	$31,840	$23,077
Legal reserve	—	—	351	(297)
Large customer bankruptcy	—	—	—	767
Stock compensation expense	903	827	2,680	1,860
Loss on extinguishment of debt	—	—	—	387
Adjusted EBITDA	$10,477	$6,512	$34,871	$25,794

“Adjusted EBITDA” is defined as net income attributable to Mistras Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, stock-based compensation expense, certain acquisition related costs and certain one-time and generally non-recurring items (which are included in the reconciliation above).